DEFERRED COMPENSATION AGREEMENT


                  DEFERRED COMPENSATION AGREEMENT (this "Agreement"), dated as of September 18, 2001 (the "Effective Date"), by and between Merisel, Inc., a Delaware corporation (the "Company") and Timothy N. Jenson (the "Executive").

                  WHEREAS, the Executive serves as Chief Executive Officer and President of the Company and of Merisel Americas, Inc., a Delaware corporation ("Merisel Americas"); and

                  WHEREAS, the Company desires to assure itself of the services of the Executive in accordance with the terms and conditions provided herein; and

                  WHEREAS, the Executive wishes to perform services for the Company in accordance with the terms and conditions provided herein.

                  NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1)       Deferred Compensation Account.
         -----------------------------

a) Effective as of the Effective Date, the Company shall establish a book reserve (the "Deferred Compensation Account"), and the Company shall credit to such account an amount equal to (i) 100% of the amounts payable after the date hereof pursuant to Schedule I of the Retention Agreement, dated April 1, 2001, by and among the Executive, the Company and Merisel Americas (the "Retention Agreement") up to a maximum of $1,000,000, (ii) 50% of any other bonuses payable in the calendar year ending December 31, 2002 and (iii) that portion of any bonuses payable in future years that the Executive elects to defer provided such deferral election is made prior to the last day of the immediately preceding year (or such earlier day as may be required by applicable law), in each case as such bonuses are accrued and earned. Notwithstanding the foregoing, no elections to defer compensation may be made by the Executive pursuant to clause (iii) after the Company's Board of Directors or any committee thereof determines that no such further elections may be made.

b) The Deferred Compensation Account shall be deemed, solely for purposes of this paragraph, to be invested in such investment or investments as shall be directed reasonably for investment, from time to time, by the Executive (including directions to transfer between or among investments), and shall be credited or debited, from time to time as the Company deems necessary or appropriate, as if the amounts credited thereto had earned the same return (or experienced the same losses) as such investment or investments; provided, however, that, if the Executive fails to instruct the Company timely with respect to all or any portion of the Deferred Compensation Account for any period of

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         time, then such portions of the Deferred Compensation Account for which no investment direction has been given shall be credited or debited by reference to the return (or losses) of assets invested in 90-day Treasury Bills or the Schwab Value Advantage Money Fund.

c) The Executive agrees on behalf of himself and his designated beneficiary to assume all risk in connection with any debits or credits made by reason of losses or earnings on investments made in accordance with paragraph (b) above.

d) As soon as practicable following the end of each calendar year ending prior to the distribution of the Deferred Compensation Account, the Company shall furnish (or cause to be furnished) to the Executive (or the Executive's beneficiary, in the event of death) with a statement of the balances credited to the Deferred Compensation Accounts as of the end of such calendar year and a record of the credits and debits to the Deferred Compensation Account during such calendar year.

2)       Deferred Compensation Payments.
         ------------------------------

a)       Time and Form of Payment.
         ------------------------

i) Unless sooner paid pursuant to clause (ii) or (iii) below, the Company shall pay to the Executive or to the Executive's beneficiary (in the event of his death), in the form of a cash lump sum, the balance of (x) the amount credited to the Deferred Compensation Account pursuant to Section 1(a)(i) and (ii) on 12/31/03, provided that the Executive may elect to further defer such payment provided that such election is made at least 12 months prior to the payment date; and (y) any other amounts credited to such account in accordance with the terms of the applicable deferral election.

ii) Notwithstanding clause (i) above to the contrary, in the event that the Executive's employment with the Company is terminated for any reason, then, as soon as practicable but in no event later than ten (10) days thereafter, the Company shall pay to the Executive or to the Executive's beneficiary (in the event of his death), in the form of a cash lump sum, the then current balance of the Deferred Compensation Account.

iii) Notwithstanding clause (i) above to the contrary, in the event of the occurrence of a Financial Event, then as soon as practicable but in no event later than ten (10) days thereafter, the Company shall pay to the Executive or to the Executive's beneficiary (in the event of his death), in the form of a cash lump sum, the then current balance of the Deferred Compensation Account.

              A "Financial Event" shall have occurred if (i) the Company's independent auditors determine that they will not be able to

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              deliver an unqualified independent auditors' report with respect to the Company's financial statements , (ii) the Company publicly discloses that, or management advises the Company's Board of Directors that, it does not expect to have or may not have sufficient liquidity to meet expected obligations over the following 12 months or (iii) the Company reports, or management advises the Company's Board of Directors that it will report, net losses (calculated on a cash basis by adding non-cash items that reduced income) for any two consecutive quarterly periods that in the aggregate exceed $10,000,000.

iv) Except as provided in this Section 3, the Company shall have no further obligations to the Executive under this Agreement.

b) The beneficiary referred to in paragraph (a) above may be designated or changed by the Executive (without the consent of any prior beneficiary) on a form provided by the Company and delivered to the Company before his death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Executive, the Deferred Compensation Account, if not previously paid, shall be paid to the Executive's estate.

3) Unfunded Arrangement. It is the intention of the parties hereto that the arrangement described in Sections 2 and 3 of this Agreement be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a fiduciary relationship between the Company and the Executive, his designated beneficiary or any other person. Any funds that may be invested under the provisions of any trust agreement shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company. This Agreement constitutes a mere promise by the Company to make a benefit payment in the future.

4) Nonalienation of Benefits. The right of the Executive or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Executive or the Executive's beneficiary or estate.

5)       Successors; Binding Agreement.
         -----------------------------

a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 6 or that otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and beneficiaries. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

6) Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Company:

                           Merisel, Inc.
                           200 Continental Boulevard
                           El Segundo, CA 90245
                           Attention: Karen A. Tallman

                  If to the Executive:

                           Timothy N. Jenson
                           c/o Merisel, Inc.
                           200 Continental Boulevard
                           El Segundo, CA 90245

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7) Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

8) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                               MERISEL, INC.


                               _____________________________
                               By:
                               Title:


                               TIMOTHY N. JENSON